Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

AZZ Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount of Securities to be Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Series A Preferred Stock	457	(o)	240,000	(1)	$1,000	$240,000,000	(2)	0.0001102	$26,448
	Equity	Common Stock	457	(i)	5,508,991	(3)	—	—		—	—	(4)

Fees Previously Paid
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due										$26,448

(1)	The 240,000 shares of 6.0% Series A Convertible Preferred Stock, par value $1.00 per share (“Series A Preferred Stock”) were issued to the selling securityholders named herein on August 5, 2022 in exchange for $240,000,000 aggregate principal amount of 6.00% Convertible Subordinated Notes due 2030 (the “Convertible Notes”) which were acquired by such selling securityholders in private transactions on May 13, 2022.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act. There is no public market for the shares of Series A Preferred Stock being registered hereunder. The proposed maximum aggregate offering price of the Series A Preferred Stock being registered hereunder represents the price paid by the selling securityholders named herein in connection with the purchase of the $240,000,000 aggregate principal amount of Convertible Notes that were exchanged for the 240,000 shares of Series A Preferred Stock.

(3)	The 240,000 shares of Series A Preferred Stock beneficially owned by the selling securityholders are convertible into a maximum of 5,508,991 shares of Common Stock.

(4)	No separate consideration will be received for the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.